Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 30, 2010, with respect to the consolidated financial statements of Superport Limited contained in the Registration Statement and Prospectus on Form F-1.  We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts”.

/s/ Grant Thornton
Hong Kong,
August 25, 2010